Exhibit 99a

CACI Completes New Credit Facility

Borrowing Limit Expanded to $185 Million

Arlington, VA, February 7, 2002 - CACI International Inc (NASDAQ: CACI) today announced that it had closed a new five-year, $185 million credit facility with Bank of America, N.A. as lead bank and SunTrust Bank; First Union National Bank; Citizens Bank of Pennsylvania; Firstar Bank, National Association; Riggs Bank, N.A.; Branch Banking and Trust Co. of Virginia; and Allfirst Bank as participating banks. The new arrangement replaces an existing bank credit facility of $125 million that has been in place since June 1998.

CACI International Inc, a member of the Russell 2000 and S&P SmallCap 600 indices, is a worldwide leader in information technology and communications solutions. Founded on simulation technology in 1962, the company has evolved a diverse solutions portfolio for today's net economy. From across the technology spectrum, CACI integrates the networks, systems, and software for telecommunications, information assurance, intelligence services, and all forms of information management. CACI centers of excellence are unique in the industry, offering "try-before-buy" solutions so clients save time and resources. With approximately 5,600 employees and more than 90 offices in the U.S. and Europe, CACI meets complex client challenges with comprehensive, reliable solutions. Visit CACI on the web at http://www.caci.com.

For investor information contact David Dragics Director, Investor Relations (703) 841-7835 ddragics@caci.com	For other information contact: Jody Brown Vice President, Public Relations (703) 841-7801 jbrown@caci.com